Exhibit 99.1

MICHAEL LYNTON JOINS WARNER MUSIC GROUP BOARD OF DIRECTORS AS CHAIRMAN

NEW YORK, NY – February 12, 2019: Warner Music Group Corp. (WMG) today announced that Michael Lynton has been elected non-executive Chairman of the Board, effective February 7th. Lynton is currently Chairman of Snap Inc. and was previously CEO of Sony Entertainment, which included overseeing Sony Pictures, Sony Music Entertainment and Sony/ATV Music Publishing. The WMG Board of Directors now numbers 11, including the most recent additions, in 2017, of international economist Noreena Hertz and WMG CEO of Global Recorded Music Max Lousada.

Len Blavatnik, Chairman & Founder of Access Industries, said: “Michael’s accomplished career across music, film, TV, publishing, and social media brings a valuable perspective to the WMG Board. He joins a group of experienced advisors who together will help chart the future of the company.”

WMG CEO Steve Cooper commented: “Michael’s global expertise will make him a tremendous asset as we explore new business opportunities and pioneer a new definition of what a music company can achieve. I’m looking forward to working with him and the entire Board to continue the company’s evolution.”

Michael Lynton noted: “I’m honored to be joining the WMG Board at this transformational time in the music and entertainment world. WMG has a reputation as an agile, independent-minded, and artist-friendly company, and it will be a pleasure to work with Len, Steve and the rest of my new colleagues on the Board.”

Michael Lynton began his media career in 1987, when he joined the Walt Disney Company and launched Disney Publishing. From 1992 to 1996, he served as President of Disney’s Hollywood Pictures. In 1996, he was named Chairman & CEO of Pearson plc’s Penguin Group, where he extended the Penguin brand to music and the internet. Four years later, he joined Time Warner, holding the posts of CEO of AOL Europe, President of AOL International, and President of Time Warner International.

In 2004, Lynton became Chairman and Chief Executive Officer of Sony Pictures Entertainment, with oversight of the company’s global motion picture, television, digital content, home entertainment, and studio operations. In 2012, he was named CEO of Sony Entertainment Inc., adding Sony Music Entertainment and Sony/ATV Music Publishing to his responsibilities. In 2017, he left Sony to become Chairman of Snap Inc., creators of the Snapchat mobile app.

Lynton currently serves on the Board of Snap, Inc., Pearson plc., and Ares Management, L.P. He is also a member of the Harvard Board of Overseers and serves on the boards of the Los Angeles County Museum of Art, the Tate, and the Rand Corporation. Lynton holds a B.A. in History and Literature from Harvard College and received his M.B.A. from Harvard University.